Exhibit 4.7

VERSES AI INC.

(formerly VERSES TECHNOLOGIES INC.)

(the “Company”)

205-810 Quayside Drive

New Westminster, BC V3M 6B9

Tel: (323) 868-0514

Form 51-102F6

STATEMENT OF EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis is intended to provide information about the Company’s philosophy, objectives and processes regarding compensation for the executive officers of the Company. It explains how decisions regarding executive compensation are made and the reasoning behind these decisions.

Introduction

The following information, dated as of June 20, 2023, is provided pursuant to Form 51-102F6 – Statement of Executive Compensation, to provide information about the Company’s executive compensation in respect of the financial year ended March 31, 2023.

In this form, “Named Executive Officer” (or “NEO”) means each of the following individuals:

i.	the Chief Executive Officer (“CEO”);

ii.	the Chief Financial Officer (“CFO”);

iii.	each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and

iv.	each individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at March 31, 2023.

For the financial year ending March 31, 2023, the Company had the following Named Executive Officers:

●	Gabriel Rene – Chief Executive Officer;

●	Kevin Wilson – Chief Financial Officer and Secretary;

●	Dan Mapes – President;

●	Phillippe Sayegh – Chief Adoption Officer; and

●	Jason Fox – Chief Technology Officer.

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Compensation Philosophy and Objectives of Compensation Program

To achieve the Company’s objectives, the Company believes it is critical to create and maintain compensation programs that attract and retain committed, highly qualified personnel and to motivate them to assist in the achievement of the Company’s business objectives, by providing appropriate rewards and incentives.

The Company’s compensation program is designed to reward performance that contributes to the achievement of the Company’s business strategy on both a short-term and long-term basis, without unduly increasing the risks associated with the Company’s business and its business strategy. In furtherance of the foregoing the Company strives to reward qualities that it believes help achieve its strategy such as teamwork, individual performance in light of general economic and industry specific conditions, efforts to mitigate the business, financial and other risks facing the Company, integrity and resourcefulness, the ability to manage the Company’s existing assets, the ability to identify and pursue new business opportunities, responsibility and accountability, and tenure with the Company.

Risk-Management Implications

The Company’s compensation committee (the “Compensation Committee”) exercises both positive and negative discretion in relation to compensation and the allocation of “at-risk” compensation (being cash bonuses and securities-based compensation), to encourage and reward performance that does not increase, and where practical mitigates, the Company’s exposure to business and other financial risks including those identified in the Company’s Annual Information Form and Management’s Discussion and Analysis. The nature of the business in which the Company operates requires some level of risk-taking to achieve growth. The following aspects of the Company’s executive compensation program are designed to encourage practices and activities that should enhance long-term value and sustainable growth and limit incentives that could encourage inappropriate or excessive risk-taking:

●	an annual cash bonus target, determined as a percentage of an executive’s annual salary, that may be earned in a calendar year; and
●	setting standard terms (i.e. vesting, settlement) on grants of Awards which align interests with longer-term growth of the Company.

The Compensation Committee regularly considers risks associated with the Company’s compensation policies and practices.

Although the Company has not adopted a written policy regarding the purchase of financial instruments, the Company’s Named Executive Officers and directors are not permitted to purchase financial instruments, including for greater certainty, prepaid variable forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by Named Executive Officers or directors.

Compensation Mix

The Company compensates its executive officers through base salary, cash bonuses, as well as incentive stock options (“Options”), restricted share units (“RSUs”), performance share units (“PSUs”), and deferred share units (“DSUs” and collectively with the Options, RSUs and PSUs, “Awards”) under the Company’s omnibus equity incentive plan (the “Omnibus Plan”) at levels which the Compensation Committee believes are reasonable in light of the performance of the Company under the leadership of the executive officers. The objective of the compensation program is to provide a combination of short, medium and long term incentives that reward performance and also are designed to achieve retention of high-quality executives.

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The following table provides an overview of the elements of the Company’s compensation program.

Compensation Element	Award Type	Objective	Key Features
Base Salary	Salary	Provides a fixed level of regularly paid cash compensation for performing day-to-day executive level responsibilities.	Recognizes each officer’s unique value and historical contribution to the success of the Company in light of salary norms in the industry and the general marketplace.

Annual Cash Bonuses	Annual non-equity incentive plan	Motivates executive officers to achieve key corporate objectives by rewarding the achievement of these objectives.	Discretionary cash payments recommended to the board of directors of the Company (the “Board”) by the Compensation Committee based upon contribution to the achievement of corporate objectives and individual performance.

Long-Term Incentives	Option- based and share- based awards (RSUs, PSUs and DSUs)	Long-term, equity-based, incentive compensation that rewards long-term performance by allowing executive officers to participate in the long-term appreciation of the Shares (defined below). The Board believes that the granting of Options and/or RSUs, PSUs and DSUs is required in order for the Company to be competitive with its peers from a total remuneration standpoint and to encourage executive officer retention.	Awards granted pursuant to the Omnibus Plan as determined by the Board, typically based on recommendations from the Compensation Committee.

The Named Executive Officers are also eligible to participate in the same benefits offered to all full-time employees. The Company does not view these benefits as a significant element of its compensation structure but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Assessment of Compensation

In determining appropriate levels of executive compensation, the Compensation Committee will take into account recommendations made by the Chief Executive Officer and President in respect of the Named Executive Officers (other than himself). In reviewing comparative data, the Compensation Committee will not engage in benchmarking for the purposes of establishing compensation levels relative to any predetermined point. In the Company’s view, external and third-party survey data provides an insight into external competitiveness, but is not an appropriate single basis for establishing compensation levels. This is primarily due to the differences in the size, scope and location of operations of comparable corporations and the lack of sufficient appropriate matches to provide statistical relevance.

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●	Salary: Base salary is intended to compensate core competences in the executive role relative to skills, experience and contribution to the Company. Base salary provides fixed compensation determined by reference to competitive market information. The Company believes that salaries should be competitive and, as such, should provide the executive officers with an appropriate compensation that reflects their level of responsibility, industry experience, individual performance and contribution to the growth of the Company

●	Annual Cash Bonuses: Bonuses are paid at the discretion of the Board on recommendation of the Compensation Committee based upon the performance of the individual, achievement of corporate objectives and the individual executive’s contribution thereto. Bonuses awarded by the Compensation Committee are intended to be competitive with the market while rewarding executive officers for meeting qualitative goals, including delivering near-term financial and operating results, developing long-term growth prospects, improving the efficiency and effectiveness of business operations and building a culture of teamwork focused on creating long- term shareholder value. Consistent with the flexible nature of the annual bonus program, the Compensation Committee will not assign any specific weight to any particular performance goal. The Board can exercise discretion to award compensation absent attainment of a pre-determined performance goal, or to reduce or increase the size of a bonus award. To date, the Board has not exercised its discretion to award a bonus absent attainment of applicable performance goals. The Compensation Committee will consider not only the Company’s performance during the year with respect to the qualitative goals, but also with respect to market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments and other extenuating circumstances. In sum, the Compensation Committee will analyze the total mix of available information on a qualitative, rather than quantitative, basis in making bonus determinations. Target bonuses for Named Executive Officers may be exceeded if an executive officer is instrumental in the achievement of favorable milestones in addition to pre-determined objectives, and in circumstances where an executive’s individual commitment and performance is exceptional.

●	Long-Term Incentives: The allocation of Awards and the terms thereof, are integral components of the compensation package of the executive officers of the Company. The Company’s Omnibus Plan is in place for the purpose of providing equity-based compensation to its officers, employees and consultants. The Company believes that the grant of Awards to the executive officers serve to motivate achievement of the Company’s long-term strategic objectives and the result will benefit all shareholders of the Company. Awards will be granted to employees of the Company (including the directors and Named Executive Officers) by the Board, which bases its recommendations in part upon recommendations of the Chief Executive Officer and President relative to the level of responsibility and contribution of the individuals toward the Company’s goals and objectives.

The Compensation Committee will exercise its discretion to adjust the number of Awards granted based upon its assessment of individual and corporate performance and the anticipated future hiring requirements of the Company. Also, the Compensation Committee will consider the overall number of Awards that are outstanding relative to the number of outstanding Class A subordinate voting shares (“Subordinate Voting Shares”) and Class B proportionate voting shares (collectively, the “Shares”) of the Company and the overall number of Awards held by each individual optionee relative to the number of Awards that are available under the Omnibus Plan in determining whether to make any new grants of Awards and the size of such grants. The granting of specific Awards to Named Executive Officers is generally reviewed for recommendation to the Board for final approval. The Compensation Committee will review and recommend to the Board the remuneration of the Company’s Named Executive Officers. The recommendations will be based on a number of factors, including the Company’s performance as measured by the advancement of business objectives, which performance may not necessarily be reflected in the trading price of the Subordinate Voting Shares on the Cboe Canada Exchange (the “Cboe CA”) in the future.

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The Compensation Committee reviews and recommends to the Board the remuneration of the Company’s Named Executive Officers. The Compensation Committee’s recommendations are based on a number of factors, including the Company’s performance as measured by the advancement of business objectives, which performance is not necessarily reflected in the trading price of the Shares on the Cboe CA. The trading price of the Shares on the Cboe CA is subject to fluctuation based on a number of factors, many of which are outside the control of the Company. These include, but are not limited to: changes in technology, fluctuations and volatility in foreign exchange rates, global economic conditions, changes in government, environmental policies, legislation and regulatory regimes, and other factors, some of which are disclosed and discussed in the Company’s most recently filed annual and interim Management’s Discussion and Analysis and under the heading “Risk Factors” in the most recently filed Annual Information Form of the Company, all of which are available for viewing under the Company’s profile at www.sedar.com.

Compensation Governance

The Company’s executive compensation program will be administered by the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee is comprised of: G. Scott Paterson, Jay Samit and Jonathan De Vos. Each member of the Compensation Committee is independent for the purposes of National Instrument 58-101 – Disclosure of Corporate Governance Practices and is experienced in dealing with compensation matters by virtue of having previously held senior executive or similar positions requiring such individuals to be directly involved in establishing compensation philosophy and policies and in determining overall compensation of executives.

As a whole, the members of the Compensation Committee have direct experience and skills relevant to their responsibilities in executive compensation, including with respect to enabling the Compensation Committee in making informed decisions on the suitability of the Company’s compensation policies and practices. Each member has significant experience working in executive and financial management roles.

The Compensation Committee, under the supervision of the Board, has the overall responsibility for recommending to the Board levels of compensation for the Company’s executive officers as well as certain key employees and non-executive officers for approval by the Board, and for recommending compensation for directors, including the granting of equity-based incentive awards for approval by the Board and determining whether security holder approval should be obtained for equity-based incentive plans and related Award grants.

Summary Compensation Table

As the Company become a reporting issuer on June 23, 2022, the following table sets forth all annual and long-term compensation for services in all capacities to the Company for the Company’s most recently completed financial year in respect of each NEO.

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					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Share Based Awards ($)	Option- Based Awards (2)(3) ($)	Annual Incentive Plans(4) ($)	Long-Term Incentive Plans ($)	Pension Value ($)	All Other Comp- ensation(5) ($)	Total Comp- ensation ($)
Gabriel Rene CEO and Director	2023	300,000	Nil	Nil	Nil	Nil	Nil	Nil	300,000
Kevin Wilson CFO and Secretary	2023	249,000	Nil	Nil	Nil	Nil	Nil	Nil	249,000
Dan Mapes President and Director	2023	264,000	Nil	Nil	Nil	Nil	Nil	Nil	264,000
Philippe Sayegh Chief Adoption Officer	2023	336,000	Nil	Nil	Nil	Nil	Nil	67,300	403,300
Jason Fox Chief Technology Officer	2023	250,000	Nil	Nil	Nil	Nil	Nil	Nil	250,000

(1)	All amounts reporting in USD.
(2)	Represents Options to purchase Shares, with each Option upon exercise entitling the holder to acquire one Share. The grant date fair value has been calculated in accordance with Section 3870 of the CICA Handbook. The value of Option-based awards was determined using the Black-Scholes option pricing model. These Options were granted, and the Company’s Share trading price is reported in, Canadian dollars. All amounts above are in US$, calculated using the currency rates in effect on the date of grant.
(3)	The actual value of the Options granted to the NEOs will be determined based on the market price of the Shares at the time of exercise of such Options, which may be greater or less than grant date fair value reflected in the table above. See “Outstanding Share-Based and Option-Based Awards - Named Executive Officers”.
(4)	Annual Incentive Plan amounts represent discretionary cash bonuses earned in the year noted but paid in the following year. See “Compensation Discussion and Analysis”.
(5)	“Nil” indicates perquisites and other personal benefits did not exceed C$50,000 or 10 percent of the total of the annual salary of the Named Executive Officer during the reporting period. “All Other Compensation” includes perquisites and other benefits including vehicle allowance, parking, life insurance premiums and club membership fees.

Incentive Plan Awards

Outstanding Share-based awards and Option-based awards

The following table sets forth information with respect to all outstanding securities granted under the Omnibus Plan to the Named Executive Officers, as at March 31, 2023.

	Option-Based Awards				Share-based Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Gabriel Rene CEO and Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Kevin Wilson CFO and Secretary	Nil	Nil	Nil	Nil	Nil	Nil	Nil

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	Option-Based Awards				Share-based Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Dan Mapes President and Director	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Philippe Sayegh Chief Adoption Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Jason Fox Chief Technology Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil

The NEO and directors of the Company did not exercise any compensation securities of the Company during the year ended March 31, 2023.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information in respect of the value of awards under the Omnibus Plan to the Named Executive Officers of the Company that vested during the period ending March 31, 2023 and bonuses awarded to Named Executive Officers, for the financial year ending March 31, 2023.

Name	Option-Based Awards - Value Vested During Year (1)(2) ($)	Share-Based Awards - Value Vested During Year ($)	Non-Equity Incentive Plan Compensation- Value Earned During Year ($)
Gabriel Rene CEO and Director	Nil	Nil	Nil
Kevin Wilson CFO and Secretary	Nil	Nil	Nil
Dan Mapes President and Director	Nil	Nil	Nil
Philippe Sayegh Chief Adoption Officer	Nil	Nil	Nil
Jason Fox Chief Technology Officer	Nil	Nil	Nil

(1)	This amount is the dollar value that would have been realized if the Options held by such individual had been exercised on the vesting date(s). This amount is computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the Options under the Option-based award on the vesting date.
(2)	This amount is the dollar value realized computed by multiplying the number of Shares by the market value of the underlying Shares on the vesting date.

Pension Plan Benefits

The Company has not established a pension plan for the benefit of its executive officers that provides for payments or benefits at, following, or in connection with retirement.

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Deferred Compensation Plans

The Company does not have any deferred compensation plans relating to a Named Executive Officer.

Employment Agreements and Termination and Change of Control Benefits

Other than as described below, the Company does not have any contract, agreement, plan or arrangement that provides for payments to the Named Executive Officers at, following, or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Company or a change in a director or Named Executive Officer’s responsibilities.

The Company entered into an employment contract through VERSES, Inc., an indirect subsidiary of the Company, with Gabriel René in connection with Mr. René’s position as founder and Chief Executive Officer of the Company (the “CEO Contract”). The term of the CEO Contract began on December 31, 2021 and ends on December 31, 2022, and will be renewed for additional twelve month terms unless the CEO Contract is terminated according to its terms. Pursuant to the CEO Contract, Mr. René will be paid an annual salary of $300,000 in addition to potential compensation received from equity compensation plans, health benefits and performance bonuses. In the event that Mr. René is subject to (A) an involuntary termination not encompassed by (i) felony conviction, (ii) Mr. René’s willful, continued and unexcused failure to perform their duties in their position for a period of at least thirty days after having been notified in writing by the Company of said failure, (iii) gross or willful misconduct that results, or is substantially likely to result, in serious damage to the Company or its reputation, or (iv) any adjudicated and independently-verified violation of the confidentiality non-disparagement and/or non-solicitation provisions contained in the CEO Contact or (B) the assignment to Mr. René of a job role or position duties materially inconsistent with those contemplated by the CEO Contract; (C) the interposition of any direct reporting supervisor or manager over Executive other than the Company’s CEO; or (D) a change of control, Mr. René will be entitled to a severance package. The severance package will consist of: (i) a monetary payment equal to twelve (12) months’ worth of Mr. René’s base salary ($300,000) within thirty (30) days of said event; (ii) continuation for 12 months of Mr. René’s medical and dental insurance under COBRA or similar procedural mechanisms; and (iii) immediate, accelerated vesting of all stock options, equity and related compensation subject to vesting requirements. Further, Mr. René’s receipt of any severance package may be conditioned upon Mr. René’s approval and execution of a written waiver and settlement of claims document absolving the Company and its subsidiaries, employees, directors, officers and assigns of any liability concerning Mr. René’s employment with Company, with said severance package serving as liquidated damages for any termination of employment by the Company. Any severance package granted under the CEO Contract will be subject to the Company’s executive severance policy at the time of termination, as approved by the Compensation Committee.

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The Company entered into an employment contract through VERSES, Inc., with Dan Mapes in connection with Mr. Mapes’ position as founder and President of the Company (the “President Contract”). The term of the President Contract began on December 31, 2021 and ends on December 31, 2022, and will be renewed for additional twelve month terms unless the President Contract is terminated according to its terms. Pursuant to the President Contract, Mr. Mapes will be paid an annual salary of $264,000 in addition to potential compensation received from equity compensation plans, health benefits and performance bonuses. In the event that Mr. Mapes is subject to (A) an involuntary termination not encompassed by (i) felony conviction, (ii) Mr. Mapes’ willful, continued and unexcused failure to perform their duties in their position for a period of at least thirty days after having been notified in writing by the Company of said failure, (iii) gross or willful misconduct that results, or is substantially likely to result, in serious damage to the Company or its reputation, or (iv) any adjudicated and independently-verified violation of the confidentiality non-disparagement and/or non-solicitation provisions contained in the President Contact or (B) the assignment to Mr. Mapes of a job role or position duties materially inconsistent with those contemplated by the President Contract; (C) the interposition of any direct reporting supervisor or manager over Executive other than the Company’s CEO; or (D) a change of control, Mr. Mapes will be entitled to a severance package. The severance package will consist of: (i) a monetary payment equal to twelve (12) months’ worth of Mr. Mapes’ base salary ($264,000) within thirty (30) days of said event; (ii) continuation for 12 months of Mr. Mapes’ medical and dental insurance under COBRA or similar procedural mechanisms; and (iii) immediate, accelerated vesting of all stock options, equity and related compensation subject to vesting requirements. Further, Mr. Mapes’ receipt of any severance package may be conditioned upon Mr. Mapes’ approval and execution of a written waiver and settlement of claims document absolving the Company and its subsidiaries, employees, directors, officers and assigns of any liability concerning Mr. Mapes’ employment with Company, with said severance package serving as liquidated damages for any termination of employment by the Company. Any severance package granted under the President Contract will be subject to the Company’s executive severance policy at the time of termination, as approved by the Compensation Committee.

The Company entered into an employment contract through VERSES, Inc., with Kevin Wilson in connection with Mr. Wilson’s position as Chief Financial Officer of the Company (the “CFO Contract”). The term of the CFO Contract began on December 31, 2021 and ends on December 31, 2022, and will be renewed for additional twelve month terms unless the CFO Contract is terminated according to its terms. Pursuant to the CFO Contract, Mr. Wilson will be paid an annual salary of $249,000 in addition to potential compensation received from equity compensation plans, health benefits and performance bonuses. In the event that Mr. Wilson is subject to (A) an involuntary termination not encompassed by (i) felony conviction, (ii) Mr. Wilson’s willful, continued and unexcused failure to perform their duties in their position for a period of at least thirty days after having been notified in writing by the Company of said failure, (iii) gross or willful misconduct that results, or is substantially likely to result, in serious damage to the Company or its reputation, or (iv) any adjudicated and independently-verified violation of the confidentiality non-disparagement and/or non-solicitation provisions contained in the CFO Contact or (B) the assignment to Mr. Wilson of a job role or position duties materially inconsistent with those contemplated by the CFO Contract; (C) the interposition of any direct reporting supervisor or manager over Executive other than the Company’s CEO; or (D) a change of control, Mr. Wilson will be entitled to a severance package. The severance package will consist of: (i) a monetary payment equal to twelve (12) months’ worth of Mr. Wilson’s base salary ($249,000) within thirty (30) days of said event; (ii) continuation for 12 months of Mr. Wilson’s medical and dental insurance under COBRA or similar procedural mechanisms; and (iii) immediate, accelerated vesting of all stock options, equity and related compensation subject to vesting requirements. Further, Mr. Wilson’s receipt of any severance package may be conditioned upon Mr. Wilson’s approval and execution of a written waiver and settlement of claims document absolving the Company and its subsidiaries, employees, directors, officers and assigns of any liability concerning Mr. Wilson’s employment with Company, with said severance package serving as liquidated damages for any termination of employment by the Company. Any severance package granted under the CFO Contract will be subject to the Company’s executive severance policy at the time of termination, as approved by the Compensation Committee.

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Director Compensation

Director Compensation Table

The Company compensates its executive officers through base salary, cash bonuses, and Awards under the Omnibus Plan. No bonuses were paid by the Company to its directors for the year ended March 31, 2023.

The following table sets forth the compensation paid to the directors who are not NEOs for the Company’s most recently completed financial year:

	Fees Earned	Share- Based Awards		Option- Based Awards(4)	Non-Equity Incentive Plan Compensation	Pension Value	All Other Compensation	Total
Director Name	($)	($)		($)	($)	($)	($)	($)
Jonathan De Vos Director	Nil	Nil		467,598	Nil	Nil	Nil	467,598
Jay Samit Director	Nil	Nil		467,598	Nil	Nil	Nil	467,598
G. Scott Paterson Director	Nil	309,400	(3)	233,799	Nil	Nil	Nil	543,199
Robert Shewchuk(2) Former Director	Nil	Nil		Nil	Nil	Nil	Nil	Nil

(1)	All amounts are reported in USD.
(2)	Mr. Shewchuk ceased to be a director on April 14, 2022.
(3)	Compensation value of RSUs based on the Share price at the grant date.
(4)	Represents Options to purchase Shares, with each Option upon exercise entitling the holder to acquire one Share. The grant date fair value has been calculated in accordance with Section 3870 of the CICA Handbook. The value of Option- based awards was determined using the Black-Scholes option pricing model. These Options were granted, and the Company’s Share trading price is reported in, Canadian dollars. All amounts above are in US$, calculated using the currency rates in effect on the date of grant.
(5)	The actual value of the Options will be determined based on the market price of the Shares at the time of exercise of such Options, which may be greater or less than grant date fair value reflected in the table above.

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Outstanding Share-Based Awards and Option-Based Awards – Directors

The following table sets forth information with respect to all outstanding Share-based and Option-based awards to directors who are not NEOs as at March 31, 2023.

Option-based Awards						Share-based Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options ($)	Number of shares or units of shares that have not vested (#)		Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Jonathan De Vos Director	1,000,000	(2)	$0.80	June 16, 2027	1,700,000	Nil		Nil	Nil
Jay Samit Director	1,000,000	(2)	$0.80	June 16, 2027	1,700,000	Nil		Nil	Nil
G. Scott Paterson Director	500,000	(2)	$0.80	June 16, 2027	850,000	500,000	(3)	850,000	Nil
Robert Shewchuk(1) Former Director	Nil		Nil	Nil	Nil	Nil		Nil	Nil

(1)	Mr. Shewchuk ceased to be a director on April 14, 2022.
(2)	Options vested 1/4 on the date of listing of the Shares on the Cboe CA (“Listing”) and 1/4 each 6 months thereafter.
(3)	Restricted Share Units to vest 1/3 on the first anniversary of Listing and 1/3 each subsequent anniversary thereafter.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information in respect of the value of awards under the Omnibus Plan to directors that vested during the period ending March 31, 2023 and bonuses awarded to directors, for the financial year ending March 31, 2023.

Name	Option-Based Awards - Value Vested During Year(2)(3) ($)	Share-Based Awards - Value Vested During Year(4) ($)	Non-Equity Incentive Plan Compensation- Value Earned During Year ($)
Jonathan De Vos Director	Nil	Nil	Nil
Jay Samit Director	Nil	Nil	Nil
G. Scott Paterson Director	Nil	Nil	Nil
Robert Shewchuk(1) Former Director	Nil	Nil	Nil

(1)	Mr. Shewchuk ceased to be a director on April 14, 2022.
(2)	This amount is the dollar value that would have been realized if the Options held by such individual had been exercised on the vesting date(s). This amount is computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the Options under the Option-based award on the vesting date.
(3)	The actual value of the Options granted to the director will be determined based on the market price of the Shares at the time of exercise of such Options, which may be greater or less than the value at the date of vesting reflected in the table above.
(4)	This amount is the dollar value realized computed by multiplying the number of Shares by the market value of the underlying Shares on the vesting date.

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